Exhibit 99.2

News Release
NASDAQ-GM — “TEAM”
FOR IMMEDIATE RELEASE, October 30, 2008
TechTeam Global Announces Stock Repurchase Program
SOUTHFIELD, MICHIGAN, October 30, 2008...TechTeam Global, Inc., (the “Company”) (NASDAQ: TEAM), a worldwide provider of information technology (IT), enterprise support and business process outsourcing services, today announced that its Board of Directors has authorized a stock repurchase program. Under the program, the Company is authorized to repurchase up to one million shares of its common stock in the open market as the Company deems appropriate. The stock repurchase program expires on December 31, 2011.
Commenting on the repurchase program, the Company’s President and Chief Executive Officer, Gary J. Cotshott stated, “This share repurchase authorization is consistent with our strategy of providing value to our shareholders while maintaining sufficient flexibility to invest in future growth opportunities. Today’s announcement also highlights the improving operating performance and financial strength of the Company, especially as we continue to generate solid cash flow.” Mr. Cotshott continued, “We believe that, given our future growth prospects and the current valuation of our stock, the repurchase of common stock represents a very attractive investment opportunity. In addition, we will use the share repurchase program in a targeted fashion to replenish some of the shares of common stock issued in connection with stock-based compensation plans.”
About TechTeam Global, Inc.
TechTeam Global, Inc. is a worldwide provider of information technology, enterprise support and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and medium-sized companies, and government entities. TechTeam’s ability to integrate computer services into a flexible, ITIL-based solution is a key element of its strategy. Partnerships with some of the world’s “best-in-class” corporations provide TechTeam with unique expertise and experience in providing information technology support solutions. For information about TechTeam Global, Inc. and its services, call 800-522-4451 from the United States or visit our Web sites at www.techteam.com and www.techteam.eu. TechTeam’s common stock is traded on the Nasdaq Global Market under the symbol “TEAM.”
Safe Harbor Statement
With the exception of statements regarding historical matters and statements regarding the Company’s current status, certain matters discussed herein are forward-looking and involve substantial risks and uncertainties. The Company’s statements about the size and other attributes of the stock repurchase program, the undervalue of the Company’s stock, the Company’s cash flow and investments are such forward looking statements. Under the current structure of the Company’s stock repurchase program, the Company cannot purchase stock if it is in possession of material non-public information. Further, the Company’s opinion of its fair market value is subject to change based upon numerous risk factors including but not necessarily limited to the impact of an increase or decrease in business with major clients, announcements of new customers and/or business relationships, competition, contract risks, the loss of senior management, variations in the cost of doing business, and other factors as described in the Company’s filings with the United States Securities and Exchange Commission. Moreover, the share repurchase program is limited to the terms of the Company’s Credit Agreement, as amended, with its lenders. Due to these considerations, there can be no assurances that the Company will purchase any of
          27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

News Release
its stock during any given quarter, or that it will repurchase any portion of the authorized 1,000,000 shares. The forward-looking statements made by the Company in the press release are accurate as of this date. The Company is under no obligation to update these forward-looking statements.
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Contacts:

TechTeam Global, Inc.	Boscobel Marketing	Boscobel Marketing
Margo Loebl	Communications	Communications
VP, Chief Financial Officer	Jessica Klenk	Michael Rudd
and Treasurer	(301) 588-2900 Ext. 121	(301) 588-2900 Ext. 115
248-357-2866	jklenk@boscobel.com	mrudd@boscobel.com
mloebl@techteam.com
          27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com